Exhibit 99.1

[LOGO]

FOR IMMEDIATE RELEASE	Contact: Michael P. Donovan
Mdonovan@HealthExtras.com
HealthExtras, Inc.
301-548-2900

HEALTHEXTRAS REPORTS RECORD FOURTH QUARTER AND YEAR-END RESULTS

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2005 Earnings Up Over 40% From Prior Year, Company Increases 2006 Guidance

ROCKVILLE, MD, January 24, 2006 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the year and fourth quarter ended December 31, 2005.

2005 Highlights

•	Net income for 2005 was $23.0 million or $.56 per diluted share including a $0.6 million after-tax charge for stock option expense. 2005 net income was up 40% to $23.0 million from $16.4 million in 2004.

•	Revenue for 2005 totaled $695 million, a 33% increase over 2004 revenue of $521 million.

•	Completed the acquisition of EBRx, a provider of pharmacy benefit management services with a strategic focus on the third party administrator market segment.

Fourth Quarter Highlights

•	Net income, including a $0.6 million after-tax charge for stock option expense, was $5.8 million or $.14 per diluted share. Excluding the stock option charge, on a comparable basis with the fourth quarter in the prior year, earnings were up 42% from $4.5 million to $6.4 million.

•	Revenue totaled $181.5 million, a 18% increase over fourth quarter 2004 revenue of $153.4 million.

•	Over 4.2 million prescriptions were processed during the quarter

•	Selling, general and administrative expenses, excluding the previously mentioned charge for stock option expense, increased approximately $1.0 million from the prior quarter as a result of marketing and implementation expenses directly related to new business for 2006.

“We continue to be pleased with the Company’s overall performance,” said David T. Blair, Chief Executive Officer of HealthExtras. “The fourth quarter financial performance reflects the completion of a year in which we met both our growth and profitability objectives but more importantly improved our long term competitive positioning. In addition to the strong financial results, during the year we successfully implemented new business, continued to invest in new product offerings and positioned the Company to again deliver greater than 40% earnings growth in 2006.”

Consistent with previous disclosures related to FAS 123R, the Company recorded a non-cash charge of $0.6 million in the fourth quarter related to accelerated vesting of stock options. Additional disclosures related to the charge have been made as required in our filings with the Securities and Exchange Commission.

“The fourth quarter was a milestone in many respects, in addition to key client additions and a strategic acquisition, the Company committed significant resources to sales and marketing efforts which should position the Company for sustained growth in 2006 and beyond,” stated Mr. Blair.

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2006 Financial Guidance

Based on additional fourth quarter sales and the recent acquisition of EBRx, the Company is raising 2006 financial guidance. The Company now expects 2006 revenues to exceed $1.2 billion and net income to grow by 45% over 2005. The Company expects 2006 net income to be approximately $33.5 million, which would equate to diluted earnings per share of $.80. Earnings contributions for the year will be weighted to the third and fourth quarters due to implementation and transition expenses associated with mid-year client additions. Earnings in the second half of 2006 will likely be more than sixty percent of the overall revised guidance referenced above.

About HealthExtras (www.healthextras.com)

HealthExtras, Inc. is a full-service pharmacy management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 55,000 participating pharmacies.

This press release may contain forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in HealthExtras’ filings with the Securities and Exchange Commission.

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Income Statement

(In thousands, except per share data)

	For the quarter ended December 31, 2005	For the quarter ended December 31, 2004
Revenue (excludes member co-payments of $70,268 and $65,290 for the quarters ended December 31, 2005 and 2004 respectively)	$181,475	$153,410

Direct expenses	160,087	134,961
Selling, general & administrative expenses	13,124	10,992

Total operating expenses	173,211	145,953

Operating income	8,264	7,457

Interest income, net	583	(238)
Other Income	30	35

Income before tax	8,877	7,254

Income tax provision	3,074	2,735

Net income	$5,803	$4,519

EPS - basic	$0.15	$0.13

EPS - diluted	$0.14	$0.12

Weighted average common shares, basic	39,537	35,010

Weighted average common shares, diluted	41,903	37,284

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Income Statement

(In thousands, except per share data)

	For the year ended December 31, 2005	For the year ended December 31, 2004
Revenue (excludes member co-payments of $279,238 and $213,014 for the years ended December 31, 2005 and 2004 respectively)	$694,519	$521,325

Direct expenses	613,308	460,783
Selling, general & administrative expenses	46,387	35,583

Total operating expenses	659,695	496,366

Operating income	34,824	24,959

Interest income, net	1,231	(762)
Other Income	87	2,100

Income before tax	36,142	26,297

Income tax provision	13,162	9,914

Net income	$22,980	$16,383

EPS - basic	$0.59	$0.49

EPS - diluted	$0.56	$0.45

Weighted average common shares, basic	38,648	33,642

Weighted average common shares, diluted	41,353	36,407

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End of filing